EXHIBIT TO ALTEX INDUSTRIES, INC. FORM 10-QSB FOR PERIOD ENDING MARCH 31, 1997

    SUMMARY OF EMPLOYMENT AGREEMENT BETWEEN THE COMPANY AND STEVEN H. CARDIN
                            EFFECTIVE OCTOBER 1, 1996

On March 31, 1997, but effective October 1, 1996, the Company entered into a new five-year employment agreement with its president, Mr. Steven H. Cardin. The Agreement provides that Mr. Cardin is to receive a base salary of $150,000 per annum, escalating at no less than 5% per annum, and an annual bonus of no less than 10% of the Company's earnings before tax. Pursuant to the agreement, on March 31, 1997, the Company sold 1,376,249 shares of Common Stock to Mr. Cardin at fair market value. Consideration for the shares was an $83,000 non-recourse note secured by the shares that bears interest at the Applicable Federal Rate and that is due at the end of the employment agreement. In connection with his employment by the Company, Mr. Cardin had previously acquired 2,383,615 shares of the Company's Common Stock from the Company at $.09375 per share in two separate non-cash transactions with the proceeds of two non-recourse personal loans from the Company. The Agreement provides that these loans will also be due at the end of the employment agreement and that these loans will remain secured by the shares and bear interest at the Applicable Federal Rate. Mr. Cardin can pay the principal amount of the loans with shares of the Company's Common Stock. The employment agreement also provides that the Company will reimburse Mr. Cardin for interest expense related to the loans and will indemnify him against additional tax due as a result of such reimbursement and indemnification. Should Mr. Cardin default on the loans, the shares will revert to the Company.

The agreement also provides that, in the event the Company terminates Mr. Cardin's employment by reason of his permanent disability, the Company shall (1) pay Mr. Cardin a total sum, payable in 24 equal monthly installments, equal to 50% of the base salary to which he would have been entitled had he performed his duties for the Company for a period of two years after his termination, less the amount of any disability insurance benefits he receives under policies maintained by the Company for his benefit, and (2) continue to provide Mr. Cardin with all fringe benefits provided to him at the time of his permanent disability for a period of two years following such permanent disability.

The agreement also provides that, in the event the Company terminates Mr. Cardin's employment in breach of the agreement, or in the event that Mr. Cardin terminates his employment because his circumstances of employment shall have changed subsequent to a change in control, then the Company shall pay Mr. Cardin a lump sum payment equal to the sum of (1) twice Mr. Cardin's base salary during the 12-month period immediately preceding the termination of his employment, (2) the greater of (a) twice any annual bonus paid to or accrued with respect to Mr. Cardin by the Company during the fiscal year immediately preceding the fiscal year in which his employment shall have been terminated and (b) three times his base salary during the 12-month period immediately preceding the termination of his employment, and (3) any other compensation owed to Mr. Cardin at the time of his termination. The agreement also provides that the Company will indemnify Mr. Cardin against any special tax that may be imposed on him as a result of any such termination payment made by the Company pursuant to the agreement.

Under the employment agreement, a change in control is deemed to occur (1) if there is a change of one-third of the Board of Directors under certain conditions, (2) if there is a sale of all or substantially all of the Company's assets, (3) upon certain mergers or consolidations, (4) under certain circumstances if another person (or persons) acquires 20% or more of the outstanding voting shares of the Company, or (5) if any person except the employee shall own or control half of such outstanding voting shares.